                                                      Registration No. 333-_____
                                                      Filed June 28, 1996


                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                           --------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------


                          COMMONWEALTH BANCORP, INC.
- --------------------------------------------------------------------------------
    (Exact Name of Registrant as specified in its Articles of Incorporation)



     Pennsylvania                                       23-2828883
- ------------------------                 ---------------------------------------
(State of incorporation)                     (IRS Employer Identification No.)



                                 P.O. Box 2100
                            70 Valley Stream Parkway
                          Valley Forge, Pennsylvania  19482
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


                           1993 STOCK INCENTIVE PLAN
                        1993 DIRECTORS STOCK OPTION PLAN
                           VOLUNTARY INVESTMENT PLAN
          ------------------------------------------------------------
                           (Full Title of the Plans)




                                                         Copies to:
                                                         Raymond A. Tiernan, Esq.
Charles H. Meacham, Chairman, President and              Kenneth B. Tabach, Esq.
  Chief Executive Officer                                Elias, Matz, Tiernan & Herrick L.L.P.
Commonwealth Bancorp, Inc.                               734 15th Street, N.W.
P.O. Box 2100                                            Washington, D.C.
70 Valley Stream Parkway                                 (202) 347-0300
Valley Forge, Pennsylvania  19482
(610) 251-1600
- --------------------------------------
(Name, address, and telephone number
 of agent for service)


                               Page 1 of 78 pages
                    Index to Exhibits is located on page 6.

                        CALCULATION OF REGISTRATION FEE


        Title of                                   Proposed            Proposed
       Securities                                  Maximum             Maximum               Amount of
          to be               Amount to be      Offering Price        Aggregate            Registration
       Registered            Registered(1)        Per Share         Offering Price              Fee
- ----------------------------------------------------------------------------------------------------------

Common Stock, par
  value $0.10                     100,000(2)         $10.75(3)          $1,075,000(3)            $  371

Common Stock, par
  value $0.10                     714,315(4)         $ 4.90(5)          $3,500,144(5)            $1,207
                                  -------                                ---------                -----

Total                             814,315                               $4,575,144               $1,578
                                  =======                                =========                =====
- ----------------------------------------------------------------------------------------------------------


(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Commonwealth Bancorp, Inc. ("Company" or "Registrant") 1993 Stock Incentive Plan ("Incentive Plan"), the 1993 Directors Stock Option Plan ("Directors Plan") and the Voluntary Investment Plan ("VIP") as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, $0.10 par value per share ("Common Stock"), of the Company.

(2) Represents an estimate of such presently undeterminable number of shares as may be purchased with employee contributions pursuant to the VIP. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended ("Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the VIP.

(3) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share for the shares to be issued pursuant to the VIP is equal to the closing sales price of the Common Stock of the Company on June 24, 1996 on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System.

(4) Represents 100,880 shares reserved for issuance pursuant to the Directors Plan and 613,435 shares reserved for issuance pursuant to the Incentive Plan.

(5) Estimated solely for the purpose of calculating the registration fee, which has been calculated pursuant to Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is equal to the weighted average exercise price for the options to purchase 100,880 shares of Common Stock which are outstanding under the Directors Plan and options to purchase 613,435 shares of Common Stock which are outstanding under the Incentive Plan as of the date hereof.

                           --------------------------

         This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. Section 230.462.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed or to be filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                 (a) The Company's Prospectus Supplement, dated May 10, 1996, filed with the Commission as part of a Post-Effective Amendment to Registration Statement on Form S-1 (Commission File No. 33-80561) containing audited financial statements of Commonwealth Savings Bank (the "Bank") for the year ended December 31, 1995;

                 (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the financial statements in the Prospectus Supplement referred to in clause (a) above;

                 (c) The description of the Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 11, 1996;

                 (d) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

         Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable since the Company's Common Stock is registered under
Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article VI of the Company's Bylaws provides as follows:

         6.1 Third Party Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding effected without its prior written consent or any action or proceeding initiated by any such person (other than an action or proceeding to enforce rights to indemnification hereunder).

         6.2 Derivative and Corporate Actions. The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, provided that the Corporation shall not be liable for any amounts which may be due to any such person in connection with a settlement of any action or proceeding affected without its prior written consent. Indemnification shall not be made under this Section 6.2 in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

         6.3 Mandatory Indemnification. To the extent that a representative of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 6.1 or Section 6.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         6.4 Procedure for Effecting Indemnification. Unless ordered by a court, any indemnification under Section 6.1 or Section 6.2 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because he has met the applicable standard of conduct set forth in those sections. The determination shall be made:

         (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

         (2) if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (3)     by the stockholders.

         6.5 Advancing Expenses. Expenses (including attorneys' fees) incurred in defending any action or proceeding referred to in this Article VI shall be paid by the Corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Corporation as authorized in this
Article VI or otherwise.

         6.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the Corporation or is or was serving at the request of the Corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against that liability under the provisions of this
Article VI.

         6.7 Modification. The duties of the Corporation to indemnify and to advance expenses to a director or officer provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

         The Company carries a liability insurance policy for its officers and directors.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable since no restricted securities will be reoffered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS

         The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):


         No.             Exhibit                                                           Page
         ---             -------                                                           ----
         4               Common Stock Certificate*                                          --

         5               Opinion of Elias, Matz, Tiernan & Herrick                         E-1
                           L.L.P. as to the legality of the securities

         23.1            Consent of Elias, Matz, Tiernan & Herrick                          --
                         L.L.P. (contained in the opinion included
                          as Exhibit 5)

         23.2            Consent of Arthur Andersen LLP                                    E-3

         24              Power of attorney for any subsequent                               --
                          amendments is located in the signature pages

         99.1            1993 Stock Incentive Plan*                                         --

         99.2            1993 Directors' Stock Option Plan*                                 --

         99.3            Voluntary Investment Plan                                         E-4

- -----------------------

* Incorporated by reference from the Company's Registration Statement on Form S-1 (Commission File No. 33-80561) filed with the Commission on December 18, 1995.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the

Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania on June 24th, 1996.




                       COMMONWEALTH BANCORP, INC.


                       By: /s/ Charles H. Meacham
                           ------------------------------------------------
                            Charles H. Meacham
                            Chairman, President and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Charles H. Meacham his or her true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.



                Name                                     Title                                Date
- --------------------------------           ---------------------------------          --------------------
 /s/ Charles H. Meacham                    Chairman, President and Chief                  June 24, 1996
 ----------------------------              Executive Officer
 Charles H. Meacham                        (principal executive officer)




 /s/ Patrick J. Ward                       Senior Vice President and Chief                June 24, 1996
 ----------------------------              Financial Officer (principal
 Patrick J. Ward                           financial and accounting
                                           officer)


                Name                                     Title                                Date
- --------------------------------           ---------------------------------          --------------------
 /s/ George C. Beyer, Jr.                  Director                                       June 24, 1996
 --------------------------
 George C. Beyer, Jr.



 /s/ Joseph E. Colen, Jr.                  Director                                       June 24, 1996
 -------------------------
 Joseph E. Colen, Jr.



 /s/ Richard J. Conner                     Director                                       June 24, 1996
 --------------------------
 Richard J. Conner



 /s/ William B. Haines, Jr.                Director                                       June 24, 1996
 --------------------------
 William B. Haines, Jr.



 /s/ Harry P. Mirabile                     Director                                       June 24, 1996
 --------------------------
 Harry P. Mirabile



 /s/ Nicholas Sclufer                      Director                                       June 24, 1996
 --------------------------
 Nicholas Sclufer



 /s/ Matthew T. Welde                      Director                                       June 24, 1996
 -------------------------
 Matthew T. Welde